Exhibit 3.1

AMENDED AND RESTATED ARTICLES OF INCORPORATION
OF
RADIUS RECYCLING, INC.

ARTICLE I
The name of the Corporation is Radius Recycling, Inc.
ARTICLE II
A.   The Corporation is authorized to issue shares of three classes of stock:  25,000,000 shares of Class B Common Stock, $1.00 par value (“Class B Common Stock”), 75,000,000 shares of Class A Common Stock, $1.00 par value (“Class A Common Stock”), and 20,000,000 shares of Preferred Stock, $1.00 par value (“Preferred Stock”).
B.   The holders of shares of Class B Common Stock and Class A Common Stock shall have the following rights:
(1)   Voting.
(a)   The holders of shares of Class B Common Stock shall be entitled to ten votes per share and the holders of shares of Class A Common Stock shall be entitled to one vote per share on all matters requiring a vote of shareholders of the Corporation.
(b)   If the number of outstanding shares of Class B Common Stock is less than 20 percent of the sum of the number of outstanding shares of Class B Common Stock and Class A Common Stock, the holders of shares of Class B Common Stock and Class A Common Stock shall vote together as a class and be entitled to one vote per share on all matters submitted to the shareholders of the Corporation.
(c)   Neither the Class A Common Stock nor the Class B Common Stock shall be entitled to vote separately as a class on a merger of the Corporation.
(2)   Dividends and Distributions.  The amount of any dividend or distribution of cash, stock of the Corporation (other than Class B Common Stock or Class A Common Stock) or of other property of the Corporation to be paid per share of Class B Common Stock shall equal the amount of such dividend or distribution to be paid per share of Class A Common Stock, and the amount of any such dividend or distribution to be paid per share of Class A Common Stock shall equal the amount of such dividend or distribution to be paid per share of Class B Common Stock.  The Corporation may not pay a dividend or make a distribution of Class B Common Stock, or any security exercisable for or convertible into Class B Common Stock (“Class B Common Stock Equivalents”), on or to shares of any class of the Corporation’s capital stock other than Class B Common Stock, and the Corporation may not pay a dividend or make a distribution of Class A Common Stock, or any security exercisable for or convertible into Class A Common Stock (“Class A Common Stock Equivalents”), on or to shares of any class of the Corporation’s capital stock other than Class A Common Stock.  If the Corporation shall pay a dividend or make a distribution of Class A Common Stock or Class A Common Stock Equivalents, the Corporation shall simultaneously pay a dividend or make a distribution of Class B Common Stock or corresponding Class B Common Stock Equivalents, and the number of shares of Class B Common Stock issued or covered by Class B Common Stock Equivalents issued on each share of Class B Common Stock pursuant to such dividend or distribution shall equal the number of shares of Class A Common Stock issued or covered by Class A Common Stock Equivalents issued on each share of Class A Common Stock pursuant to such dividend or distribution.  If the Corporation shall pay a dividend or make a distribution of Class B Common Stock or Class B Common Stock Equivalents, the Corporation shall simultaneously pay a dividend or make a distribution of Class A Common Stock or corresponding Class A Common Stock Equivalents, and the number of shares of Class A Common Stock issued or covered by Class A Common Stock Equivalents issued on each share of Class A Common Stock pursuant to the dividend or distribution shall equal the number of shares of Class B Common Stock issued or covered by Class B Common Stock Equivalents issued on each share of Class B Common Stock pursuant to the dividend or distribution.  The limitations on the dividends and distributions set forth in this Section B(2) of Article II shall apply at any time during which shares of both Class B Common Stock and Class A Common Stock are outstanding.  Notwithstanding anything in the foregoing to contrary, nothing in this Section 2 shall prohibit or render invalid that certain Rights Agreement, dated as of March 21, 2006, by and between the Corporation and Wells Fargo Bank, N.A. as the same may be amended, extended or renewed from time to time, or any similar shareholders rights plan.

(3)   Liquidation.  On dissolution and liquidation of the Corporation, whether voluntary or involuntary, after paying or setting aside for the holders of all shares of Preferred Stock then outstanding the full preferential amounts to which they are entitled pursuant to any amendment to these Restated Articles of Incorporation authorizing the issuance of such Preferred Stock, the net assets of the Corporation remaining shall be divided among the holders of shares of Class B Common Stock and Class A Common Stock in such a manner that the amount of such net assets distributed per share of Class B Common Stock to the holders of shares of Class B Common Stock shall equal the amount of such assets distributed per share of Class A Common Stock to the holders of shares of Class A Common Stock.
(4)   Conversion.  A holder of shares of Class B Common Stock shall have the right at any time to convert, at the option of and without cost to the shareholder, each share of Class B Common Stock into one share of Class A Common Stock.  The holder shall exercise this right by the surrender of the certificate representing each share of Class B Common Stock to be converted to Class A Common Stock to the Corporation at its principal office or to such agent as the Board of Directors may designate.  Written notice of the holder’s election to convert the shares and, if requested by the Corporation, an instrument of transfer satisfactory to the Corporation duly executed by the holder or the holder’s duly authorized attorney shall accompany the surrendered certificate.  As promptly as practicable after the holder’s surrender of the certificate for conversion as provided above, the Corporation shall deliver or cause to be delivered to the holder of shares represented by the surrendered certificate or certificates, a new certificate or certificates representing the number of shares of Class A Common Stock issuable upon such conversion issued in the name of the holder, or such other name or names as the holder may direct, and, if a surrendered certificate includes shares of Class B Common Stock not being converted, a certificate or certificates representing the number of shares of Class B Common Stock not being converted.  Such conversion shall be deemed to have been made immediately prior to the close of business on the date of the surrender of the certificate or certificates representing shares of Class B Common Stock unless the transfer books of the Corporation are closed on such date in which case such conversion shall be deemed to have been made immediately prior to the close of business on the first day thereafter on which the transfer books are open.  At that time, all rights of such holder arising from ownership of the converted shares of Class B Common Stock shall cease, and the person or persons in whose name or names the certificate or certificates of Class A Common Stock are to be issued shall be treated for all purposes as having become the record holder or holders of such shares of Class A Common Stock.

The Corporation shall at all times reserve and keep available, solely for the purpose of issuance upon conversion of outstanding shares of Class B Common Stock such number of authorized but unissued shares of Class A Common Stock as will be sufficient to permit the conversion of all outstanding shares of Class B Common Stock.
If any share of Class A Common Stock requires registration with or approval of any governmental authority under any federal or state law before such share of Class A Common Stock may be issued upon conversion, the Corporation will endeavor to cause such share to be duly registered or approved, as the case may be.  The Corporation will endeavor to list shares of Class A Common Stock required to be delivered upon conversion prior to such delivery upon any national securities exchange or national market system on which the outstanding shares of Class A Common Stock may be listed at the time of such delivery.
(5)   Restriction on Issuance of Class B Common Stock.  The Corporation may not issue any shares of Class B Common Stock after the date of filing of these Restated Articles of Incorporation other than (i) in the form of a distribution or distributions pursuant to a stock dividend or division or split-up of the shares of Class B Common Stock and only then in respect of the issued shares of Class B Common Stock and (ii) pursuant to the terms of that certain Rights Agreement, dated as of March 21, 2006, by and between the Corporation and Wells Fargo Bank, N.A., as the same may be amended, extended or renewed from time to time, or any similar shareholders rights plan.
(6)   Restriction on Transfer of Class B Common Stock.  No holder of Class B Common Stock may sell, assign, pledge, or in any manner transfer any shares of Class B Common Stock, or any right or interest in any shares of Class B Common Stock, whether voluntarily or by operation of law, or by gift, bequest or otherwise, except for a transfer to Manuel Schnitzer, Mildred Schnitzer, Gilbert Schnitzer, or Leonard Schnitzer, any spouse, descendant or spouse of a descendant of any of them, any conservator or personal representative of the estate of any of the foregoing Schnitzer family members, any trust of which beneficiaries who are entitled to substantially all of the beneficial interest are Schnitzer family members described above or organizations described in Section 501(c)(3) of the Internal Revenue Code of 1986, or any corporation which has no shareholders other than one or more of the foregoing Schnitzer family members.  For purposes of determining descendants, an adopted child shall be treated as if he or she were a natural child.  Any sale or transfer, or purported sale or transfer, of Class B Common Stock, or any right or interest in Class B Common Stock, to any person or entity other than those specified in this section shall be null and void.  The certificates representing shares of Class B Common Stock shall bear the following legend:

“The shares represented by this certificate may not be sold, pledged or transferred in any other manner, including by gift, bequest or operation of law, to any person other than certain Schnitzer family members and related parties as specified in the 2006 Restated Articles of Incorporation of the Corporation.”
The provisions of this subsection (6) may not be amended, altered, changed or repealed in any respect, nor may any provision be adopted which is inconsistent with this subsection (6), unless the action is approved by the holders of a majority of the outstanding shares of Class B Common Stock and a majority of the outstanding shares of Class A Common Stock, each voting separately as a class.
C.   The Board of Directors is authorized, subject to limitations prescribed by the Oregon Business Corporation Act and by the provisions of this Article II, to provide for the issuance of shares of Preferred Stock in series, establish from time to time the number of shares to be included in each series, and determine the designations, relative rights, preferences and limitations of the shares of each series.  The authority of the Board of Directors with respect to each series includes determination of the following:
(1)   The number of shares in and the distinguishing designation of that series;
(2)   Whether shares of that series shall have full, special, conditional, limited or no voting rights, except to the extent otherwise provided by the Oregon Business Corporation Act and Section B of this Article II;
(3)   Whether shares of that series shall be convertible and the terms and conditions of the conversion, including provision for adjustment of the conversion rate in circumstances determined by the Board of Directors;
(4)   Whether or not shares of that series shall be redeemable and the terms and conditions of redemption, including the date or dates upon or after which they shall be redeemable and the amount per share payable in case of redemption, which amount may vary under different conditions or at different redemption dates;
(5)   The dividend rate, if any, on shares of that series, the manner of calculating any dividends and the preferences of any dividends;
(6)   The rights of shares of that series in the event of voluntary or involuntary liquidation, dissolution or winding up of the Corporation and the rights of priority of that series relative to the Class B Common Stock, the Class A Common Stock and any other series of Preferred Stock on the distribution of assets on dissolution; and
(7)   Any other relative rights, preferences and limitations of that series that are permitted by law to vary.

D.   The Board of Directors has created a series of Preferred Stock of the Corporation designated as “Series A Participating Preferred Stock”, par value $1.00 per share (the “Series A Preferred Stock”), with the number of shares constituting such series being 100,000 shares, and the voting powers, preferences and relative, participating, optional and other special rights of the shares of such series, and the qualifications, limitations and restrictions thereof, being as follows:
(1)   Dividends and Distributions.
(A)   Subject to the prior and superior rights of the holders of any shares of any series of stock ranking prior and superior to the shares of Series A Preferred Stock with respect to dividends, the holders of shares of Series A Preferred Stock, in preference to the holders of Class A Common Stock and Class B Common Stock and of any other junior stock, shall be entitled to receive, when, as and if declared by the Board of Directors out of funds legally available for the purpose, quarterly dividends payable in cash on the first day of January, April, July, and October in each year (each such date being referred to herein as a “Quarterly Dividend Payment Date”), commencing on the first Quarterly Dividend Payment Date after the first issuance of a share or fraction of a share of Series A Preferred Stock, in an amount per share (rounded to the nearest cent) equal to the greater of (a) $1.00 or (b) subject to the provision for adjustment hereinafter set forth, one thousand (1,000) times the aggregate per share amount of all cash dividends, and one thousand (1,000) times the aggregate per share amount (payable in kind) of all non-cash dividends or other distributions, other than a dividend or distribution payable in shares of Class A Common Stock or Class B Common Stock or a subdivision of the outstanding shares of Class A Common Stock or Class B Common Stock (by reclassification or otherwise), declared on the Class A Common Stock or Class B Common Stock since the immediately preceding Quarterly Dividend Payment Date or, with respect to the first Quarterly Dividend Payment Date, since the first issuance of any share or fraction of a share of Series A Preferred Stock.  Dividends on the Series A Preferred Stock shall be paid out of funds legally available for such purpose.  In the event the Company shall at any time after March 21, 2006 (the “Rights Declaration Date”), (i) declare any dividend on Class A Common Stock or Class B Common Stock payable in shares of Class A Common Stock or Class B Common Stock, (ii) subdivide the outstanding Class A Common Stock or Class B Common Stock, or (iii) combine the outstanding Class A Common Stock or Class B Common Stock into a smaller number of shares, then in each such case the amounts to which holders of shares of Series A Preferred Stock were entitled immediately prior to such event under clause (b) of the preceding sentence shall be adjusted by multiplying each such amount by a fraction the numerator of which is the number of shares of Class A Common Stock and Class B Common Stock outstanding immediately after such event and the denominator of which is the number of shares of Class A Common Stock and Class B Common Stock that were outstanding immediately prior to such event.
(B)   The Company shall declare a dividend or distribution on the Series A Preferred Stock as provided in paragraph (A) of this Section immediately after it declares a dividend or distribution on the Class A Common Stock or Class B Common Stock (other than a dividend or distribution payable in shares of Class A Common Stock or Class B Common Stock); provided that, in the event no dividend or distribution shall have been declared on the Class A Common Stock or Class B Common Stock during the period between any Quarterly Dividend Payment Date and the next subsequent Quarterly Dividend Payment Date, a dividend of $1.00 per share on the Series A Preferred Stock shall nevertheless be payable on such subsequent Quarterly Dividend Payment Date; and provided further, that nothing contained in this paragraph (B) shall be construed so as to conflict with any provision relating to the declaration of dividends contained in the Certificate.

(C)   Dividends shall begin to accrue and be cumulative on outstanding shares of Series A Preferred Stock from the Quarterly Dividend Payment Date next preceding the date of issue of such shares of Series A Preferred Stock, unless the date of issue of such shares is prior to the record date for the first Quarterly Dividend Payment Date, in which case dividends on such shares shall begin to accrue from the date of issue of such shares, or unless the date of issue is a Quarterly Dividend Payment Date or is a date after the record date for the determination of holders of shares of Series A Preferred Stock entitled to receive a quarterly dividend and before such Quarterly Dividend Payment Date, in either of which events such dividends shall begin to accrue and be cumulative from such Quarterly Dividend Payment Date.  Accrued but unpaid dividends shall not bear interest.  Dividends paid on the shares of Series A Preferred Stock in an amount less than the total amount of such dividends at the time accrued and payable on such shares shall be allocated pro rata on a share-by-share basis among all such shares at the time outstanding.  The Board of Directors may fix a record date for the determination of holders of shares of Series A Preferred Stock entitled to receive payment of dividend or distribution declared thereon, which record date shall be no more than 30 days before the date fixed for the payment thereof.
(2)   Voting Rights.  The holders of shares of Series A Preferred Stock shall have the following voting rights:
(A)   Subject to the provision for adjustment hereinafter set forth, each share of Series A Preferred Stock shall entitle the holder thereof to 1,000 votes on all matters submitted to a vote of the shareholders of the Company.  In the event the Company shall at any time following the Rights Declaration Date (i) declare any dividend on Class A Common Stock or Class B Common Stock payable in shares of Class A Common Stock or Class B Common Stock, (ii) subdivide the outstanding shares of Class A Common Stock or Class B Common Stock or (iii) combine the outstanding Class A Common Stock or Class B Common Stock into a smaller number of shares, then in each such case the number of votes per share to which holders of shares of Series A Preferred Stock were entitled immediately prior to such event shall be adjusted by multiplying such number by a fraction the numerator of which is the number of votes entitled to be cast by the holders of shares of Class A Common Stock and Class B Common Stock outstanding immediately after such event and the denominator of which is the number of votes entitled to be cast by the holders of shares of Class A Common Stock and Class B Common Stock that were outstanding immediately prior to such event.
(B)   Except as otherwise provided herein or by law, the holders of shares of Series A Preferred Stock and the holders of shares of Class A Common Stock and Class B Common Stock shall vote together as one class on all matters submitted to a vote of shareholders of the Company.

(C)   (i) If at any time dividends on any Series A Preferred Stock shall be in arrears in an amount equal to six (6) quarterly dividends thereon, the occurrence of such contingency shall mark the beginning of a period (herein called a “default period”) which shall extend until such time when all accrued and unpaid dividends for all previous quarterly dividend periods and for the current quarterly dividend period on all shares of Series A Preferred Stock then outstanding shall have been declared and paid or set apart for payment.  During each default period, all holders of Preferred Stock (including holders of the Series A Preferred Stock) with dividends in arrears in an amount equal to six (6) quarterly dividends thereon, voting as a class, irrespective of series, shall have the right to elect two (2) directors.
(ii)   During any default period, such voting right of the holders of Series A Preferred Stock may be exercised initially at a special meeting called pursuant to subparagraph (iii) of this subsection (2)(C) or at any annual meeting of shareholders, and thereafter at annual meetings of shareholders, provided that neither such voting right nor the right of the holders of any other series of Series A Preferred Stock, if any, to increase, in certain cases, the authorized number of directors shall be exercised unless the holders of ten percent (10%) in number of shares of Series A Preferred Stock outstanding shall be present in person or by proxy.  The absence of a quorum of the holders of Class A Common Stock and Class B Common Stock shall not affect the exercise by the holders of Series A Preferred Stock of such voting right.  At any meeting at which the holders of Series A Preferred Stock shall exercise such voting right initially during an existing default period, they shall have the right, voting as a class, to elect directors to fill such vacancies, if any, in the Board of Directors as may then exist up to two (2) directors or, if such right is exercised at an annual meeting, to elect two (2) directors.  If the number which may be so elected at any special meeting does not amount to the required number, the holders of the Series A Preferred Stock shall have the right to make such increase in the number of directors as shall be necessary to permit the election by them of the required number.  After the holders of the Series A Preferred Stock shall have exercised their right to elect directors in any default period and during the continuance of such period, the number of directors shall not be increased or decreased except by vote of the holders of Series A Preferred Stock as herein provided or pursuant to the rights of any equity securities ranking senior to or pari passu with the Series A Preferred Stock.
(iii)   Unless the holders of Series A Preferred Stock shall, during an existing default period, have previously exercised their right to elect directors, the Board of Directors may order, or any shareholder or shareholders owning in the aggregate not less than ten percent (10%) of the total number of shares of Series A Preferred Stock outstanding, irrespective of series, may request, the calling of a special meeting of the holders of Series A Preferred Stock, which meeting shall thereupon be called by the President, a Vice President or the Secretary of the Corporation.  Notice of such meeting and of any annual meeting at which holders of Series A Preferred Stock are entitled  to vote pursuant to this Paragraph (C)(iii) shall be given to each holder of record of Series A Preferred Stock by mailing a copy of such notice to him at his last address as the same appears on the books of the Corporation.  Such meeting shall be called for a time not earlier than 20 days and not later than 60 days after such order or request or, in default of the calling of such meeting within 60 days after such order or request, such meeting may be called on similar notice by any shareholder or shareholders owning in the aggregate not less than ten percent (10%) of the total number of shares of Series A Preferred Stock outstanding.  Notwithstanding the provisions of this Paragraph (C)(iii), no such special meeting shall be called during the period within 60 days immediately preceding the date fixed for the next annual meeting of the shareholders.

(iv)   In any default period, the holders of Class A Common Stock, Class B Common Stock and other classes of stock of the Corporation if applicable, shall continue to be entitled to elect the whole number of directors until the holders of Series A Preferred Stock shall have exercised their right to elect two (2) directors voting as a class, after the exercise of which right (x) the directors so elected by the holders of Series A Preferred Stock shall continue in office until their successors shall have been elected by such holders or until the expiration of the default period, and (y) any vacancy in the Board of Directors may (except as provided in Paragraph (C)(ii) of this subsection (2)) be filled by vote of a majority of the remaining directors theretofore elected by the holders of the class of stock which elected the director whose office shall have become vacant.  References in this Paragraph (C) to directors elected by the holders of a particular class of stock shall include directors elected by such directors to fill vacancies as provided in clause (y) of the foregoing sentence.
(v)   Immediately upon the expiration of a default period, (x) the right of the holders of Series A Preferred Stock as a class to elect directors shall cease, (y) the term of any directors elected by the holders of Series A Preferred Stock as a class shall terminate, and (z) the number of directors shall be such number as may be provided for in the certificate of incorporation or by-laws irrespective of any increase made pursuant to the provisions of Paragraph (C)(ii) of this subsection (2) (such number being subject, however, to change thereafter in any manner provided by law or in the certificate of incorporation or by-laws).  Any vacancies in the Board of Directors effected by the provisions of clauses (y) and (z) in the preceding sentence may be filled by a majority of the remaining directors.
(D)   Except as set forth herein, holders of Series A Preferred Stock shall have no special voting rights and their consent shall not be required (except to the extent they are entitled to vote with holders of Class A Common Stock and Class B Common Stock as set forth herein) for taking any corporate action.

(3)   Certain Restrictions.
(A)   Whenever quarterly dividends or other dividends or distributions payable on the Series A Preferred Stock as provided in Section D(1) of this Article II are in arrears, thereafter and until all accrued and unpaid dividends and distributions, whether or not declared, on shares of Series A Preferred Stock outstanding shall have been paid in full, the Company shall not:
(i)   declare or pay dividends on, make any other distributions on, or redeem or purchase or otherwise acquire for consideration any shares of stock ranking junior (either as to dividends or upon liquidation, dissolution, or winding up) to the Series A Preferred Stock;
(ii)   declare or pay dividends on or make any other distributions on any shares of stock ranking on a parity (either as to dividends or upon liquidation, dissolution, or winding up) with the Series A Preferred Stock, except dividends paid ratably on the Series A Preferred Stock and all such parity stock on which dividends are payable or in arrears in proportion to the total amounts to which the holders of all such shares are then entitled;
(iii)   redeem or purchase or otherwise acquire for consideration shares of any stock ranking on a parity (either as to dividends or upon liquidation, dissolution, or winding up) with the Series A Preferred Stock, provided that the Company may at any time redeem, purchase or otherwise acquire shares of any such parity stock in exchange for shares of any stock of the Company ranking junior (either as to dividends or upon dissolution, liquidation or winding up) to the Series A Preferred Stock; or
(iv)   purchase or otherwise acquire for consideration any shares of Series A Preferred Stock, or any shares of stock ranking on a parity (either as to dividends or upon liquidation, dissolution, or winding up) with the Series A Preferred Stock, except in accordance with a purchase offer made in writing or by publication (as determined by the Board of Directors) to all holders of such shares upon such terms as the Board of Directors, after consideration of the respective annual dividend rates and other relative rights and preferences of the respective series and classes, shall determine in good faith will result in fair and equitable treatment among the respective series or classes.
(B)   The Company shall not permit any subsidiary of the Company to purchase or otherwise acquire for consideration any shares of stock of the Company unless the Company could, under paragraph (A) of Section D(3) of this Article II, purchase or otherwise acquire such shares at such time and in such manner.
(4)   Redemption.  The Series A Preferred Stock shall not be redeemable.
(5)   Reacquired Shares.  Any shares of Series A Preferred Stock purchased or otherwise acquired by the Company in any manner whatsoever shall be retired and canceled promptly after the acquisition thereof.  All such shares shall upon their cancellation become authorized but unissued shares of Preferred Stock and may be reissued as part of a new series of Preferred Stock to be created by resolution or resolutions of the Board of Directors, subject to the conditions and restrictions on issuance set forth herein.

(6) Liquidation, Dissolution, or Winding Up.
(A) Upon any voluntary or involuntary liquidation, dissolution, or winding up of the Company, no distribution shall be made to the holders of shares of stock ranking junior (either as to dividends or upon liquidation, dissolution, or winding up) to the Series A Preferred Stock unless, prior thereto, the holders of shares of Series A Preferred Stock shall have received $1,000 per share, plus an amount equal to accrued and unpaid dividends and distributions thereon, whether or not declared, to the date of such payment (the “Series A Liquidation Preference”).  Following the payment of the full amount of the Series A Liquidation Preference, no additional distributions shall be made to the holders of shares of Series A Preferred Stock unless, prior thereto, the holders of shares of Class A Common Stock and Class B Common Stock shall have received an amount per share (the “Common Adjustment”) equal to the quotient obtained by dividing (i) the Series A Liquidation Preference by (ii) 1,000 (as appropriately adjusted as set forth in subparagraph C below to reflect such events as stock splits, stock dividends and recapitalizations with respect to the Class A Common Stock and Class B Common Stock) (such number in clause (ii) being the “Adjustment Number”).  Following the payment of the full amount of the Series A Liquidation Preference and the Common Adjustment in respect of all outstanding shares of Series A Preferred Stock, Class A Common Stock and Class B Common Stock, respectively, holders of Series A Preferred Stock, holders of shares of Class A Common Stock and holders of shares of Class B Common Stock shall receive their ratable and proportionate share of the remaining assets to be distributed in the ratio of the Adjustment Number to one with respect to such Preferred Stock, Class A Common Stock and Class B Common Stock, on a per share basis, respectively.
(B)   In the event, however, that there are not sufficient assets available to permit payment in full of the Series A Liquidation Preference and the liquidation preferences of all other series of preference stock, if any, which rank on a parity with the Series A Preferred Stock, then all such available assets shall be distributed ratably to the holders of the Series A Preferred Stock and the holders of such parity stock in proportion to their respective liquidation preferences.  In the event that, after payment in full of the Series A Liquidation Preference, there are not sufficient assets available to permit payment in full of the Common Adjustment, then any such remaining assets shall be distributed ratably to the holders of Class A Common Stock and Class B Common Stock.
(C)   In the event the Company shall at any time after the Rights Declaration Date, (i) declare any dividend on Class A Common Stock or Class B Common Stock payable in shares of Class A Common Stock or Class B Common Stock, (ii) subdivide the outstanding Class A Common Stock or Class B Common Stock, or (iii) combine the outstanding Class A Common Stock or Class B Common Stock into a smaller number of shares, then in each such case the Adjustment Number in effect immediately prior to such event shall be adjusted by multiplying such Adjustment Number by a fraction, the numerator of which is the number of shares of Class A Common Stock and Class B Common Stock outstanding immediately after such event, and the denominator of which is the number of shares of Class A Common Stock and Class B Common Stock that were outstanding immediately prior to such event.

(7)   Consolidation, Merger, etc.  In case the Company shall enter into any consolidation, merger, combination, or other transaction in which the shares of Class A Common Stock or Class B Common Stock are exchanged for or changed into other stock or securities, cash, and/or any other property, then in any such case the shares of Series A Preferred Stock shall at the same time be similarly exchanged or changed in an amount per share (subject to the provision for adjustment hereinafter set forth) equal to 1,000 times the aggregate amount of stock, securities, cash, and/or any other property (payable in kind), as the case may be, into which or for which each share of Class A Common Stock and Class B Common Stock is changed or exchanged.  In the event the Company shall at any time after the Rights Declaration Date: (i) declare or pay any dividend on Class A Common Stock or Class B Common Stock payable in shares of Class A Common Stock or Class B Common Stock, (ii) subdivide the outstanding shares of Class A Common Stock or Class B Common Stock, or (iii) combine the outstanding shares of Class A Common Stock or Class B Common Stock into a smaller number of shares, then in each such case the amount set forth in the preceding sentence with respect to the exchange or change of shares of Series A Preferred Stock shall be adjusted by multiplying such amount by a fraction, the numerator of which is the number of shares of Class A Common Stock and Class B Common Stock outstanding immediately after such event, and the denominator of which is the number of shares of Class A Common Stock and Class B Common Stock that were outstanding immediately prior to such event.
(8)   Ranking.  The Series A Preferred Stock shall rank junior to all other series of the Company’s Preferred Stock as to the payment of dividends and distribution of assets, unless the term of any such series shall provide otherwise.
(9)\   Fractional Shares.  The Company may issue fractions and certificates representing fractions of a share of Series A Preferred Stock in integral multiples of 1/1000th of a share of Series A Preferred Stock (or in lieu thereof, at the election of the Board of Directors of the Company at the time of the first issue of any shares of Series A Preferred Stock, and evidence such fractions by depositary receipts, pursuant to an appropriate agreement between the Company and a depositary selected by it, provided that such agreement shall provide that the holders of such depositary receipts shall have all rights, privileges and preferences to which they would be entitled as beneficial owners of shares of Series A Preferred Stock in the event that fractional shares of Series A Preferred Stock are issued) which shall entitle the holders thereof, in the proportion which such fraction bears to a full share, to all the rights provided herein for holders of full shares of Series A Preferred Stock.
(10)   Amendment.  At any time when any shares of Series A Preferred Stock are outstanding, the designation of terms of Series A Preferred Stock set forth in these Restated Articles of Incorporation shall not be amended in any manner that would materially alter or change the powers, preferences, or special rights of the Series A Preferred Stock so as to affect them adversely, without the affirmative vote of the holders of a majority or more of the outstanding shares of Series A Preferred Stock, voting together as a single class.

ARTICLE III
Holders of Class B Common Stock, Class A Common Stock and Preferred Stock of the Corporation shall have no preemptive rights to purchase stock of the Corporation or securities convertible into or carrying a right to subscribe for or acquire stock of the Corporation.
ARTICLE IV
A.   No director of the Corporation may be removed without cause.  No amendment of the bylaws of the Corporation shall have the effect of shortening the term of any incumbent director.
B.   Both the Board of Directors and the shareholders shall have the power to alter, amend or repeal the bylaws of the Corporation.  Any repeal or change of the bylaws by the shareholders shall require the affirmative vote of not less than 80 percent of the votes entitled to be cast on the matter.
C.   The provisions set forth in this Article may not be amended, altered, changed or repealed in any respect, nor may any provision be adopted which is inconsistent with this Article unless such action is approved by the affirmative vote of not less than 80 percent of the votes entitled to be cast on the matter.
ARTICLE V
    A.   Classified Board.  The directors shall be divided into three classes designated as Class I, Class II and Class III, respectively.  One class will stand for election at each annual meeting of shareholders, with each class standing for election every third year.  At the first annual meeting of shareholders following the filing of these Restated Articles of Incorporation, the term of office of the Class I directors shall expire and Class I directors shall be elected for a term ending at the third annual meeting succeeding such first annual meeting.  At the second annual meeting of shareholders following the filing of these Restated Articles of Incorporation, the term of office of the Class II directors shall expire and Class II directors shall be elected for a term ending at the third annual meeting succeeding such second annual meeting.  At the third annual meeting of shareholders following the filing of these Restated Articles of Incorporation, the term of office of the Class III directors shall expire and Class III directors shall be elected for a term ending at the third annual meeting succeeding such third annual meeting.  At each succeeding annual meeting of shareholders, directors shall be elected for a term ending at the third annual meeting succeeding such annual meeting to succeed the directors of the class whose terms expire at such annual meeting.  If the number of directors is increased or decreased, such change will be apportioned among the classes so that, after the change, the classes will remain as nearly equal in number as possible.  The number of directors whose terms expire in any one year shall be less than one half of the total number of directors.  The directors of the Corporation first elected to classes are eleven (11) in number and their names and classes are:

Name	Class
Robert S. Ball	III
John D. Carter	III
Jill Schnitzer Edelson	II
William A. Furman	I
Judith A. Johansen	II
William D. Larsson	I
Scott Lewis	I
Kenneth M. Novack	III
Mark L. Palmquist	II
Jean S. Reynolds	III
Ralph R. Shaw	II

If the number of directors is increased or decreased, such change will be apportioned among the classes so that, after the change, the classes will remain as nearly equal in number as possible.  A decrease in the number of directors will not have the effect of shortening the term of any incumbent director.  The number of directors whose terms expire in any one year shall be less than one half of the total number of directors.  Except as set forth in Section B of this Article V with respect to vacancies and newly-created directorships, at each annual meeting, the shareholders will elect directors by a plurality of the votes cast by the shares entitled to vote in the election.  The directors of the Corporation shall not be required to be elected by written ballots.  Notwithstanding the foregoing provisions of this Article V, each director shall serve until his successor is duly elected and qualified or until his death, resignation or removal.
B.   Vacancies.  Any vacancy occurring on the Board of Directors, including a vacancy resulting from an increase in the number of directors or the removal of any directors, may be filled only by the Board of Directors, by the affirmative vote of a majority of the remaining directors though less than a quorum of the Board of Directors, or by a sole remaining director.  The shareholders of the Corporation may not fill vacancies on the Board of Directors, including vacancies resulting from an increase in the number of directors or the removal of any directors.  A director elected to fill a vacancy becomes a member of the same class as his predecessor and shall be elected for the unexpired term of his or her predecessor in office or, in the event of an increase in the number of directors, for a term of office continuing until the next election of directors of such class by the shareholders; provided, that the Board of Directors may designate the vacant directorship as a directorship of another class in order more nearly to achieve equality in the number of directors among the classes.  A vacancy that will occur at a specific later date by reason of a resignation effective at such later date or otherwise may be filled before the vacancy occurs, but the new director may not take office until the vacancy occurs.
C.   The provisions set forth in this Article may not be amended, altered, changed or repealed in any respect, nor may any provision be adopted which is inconsistent with this Article, unless such action is approved by the affirmative vote of not less than 80 percent of the votes entitled to be cast on the matter.
ARTICLE VI
A.   Special meetings of the shareholders, for any purposes, unless otherwise prescribed by statute, may be called by the Chairman of the Board, President, Secretary or the Board of Directors and shall be called by the Chairman of the Board, President, Secretary or the Board of Directors upon the written demand, describing the purposes for which the meeting is to be held, signed, dated and delivered to the Secretary in accordance with the bylaws of the Corporation, of the holders of not less than 25% of all the votes entitled to be cast on any issue proposed to be considered at the meeting or, if higher, the highest percentage permitted by Oregon law.

B.   The provisions set forth in this Article may not be amended, altered, changed or repealed in any respect, nor may any provision be adopted which is inconsistent with this Article, unless such action is approved by the affirmative vote of the holders of not less than 80 percent of the votes entitled to be cast on the matter.
ARTICLE VII
The Corporation shall indemnify to the fullest extent not prohibited by law any current or former director or officer of the Corporation who is made, or threatened to be made, a party to an action, suit or proceeding, whether civil, criminal, administrative, investigative or other (including an action, suit or proceeding by or in the right of the Corporation), by reason of the fact that such person is or was a director, officer, employee or agent of the Corporation or a fiduciary within the meaning of the Employee Retirement Income Security Act of 1974 with respect to any employee benefit plan of the Corporation, or serves or served at the request of the Corporation as a director, officer, employee or agent, or as a fiduciary of an employee benefit plan, of another corporation, partnership, joint venture, trust or other enterprise.  The Corporation shall pay all expenses incurred by any such person in defending such a proceeding in advance of its final disposition at the written request of such person if the person furnishes the Corporation (a) a written statement of a good faith belief that he or she is entitled to indemnification and (b) a written undertaking to repay such advance if it is ultimately determined by a court that such person is not entitled to be indemnified.  No amendment to these Restated Articles of Incorporation that limits the Corporation’s obligation to indemnify directors and officers of the Corporation shall have any effect on such obligation for any act or omission which occurs prior to the later of the effective date of the amendment or the date notice of the amendment is given to the officer or director.  This Article shall not be deemed exclusive of any other provisions for indemnification or advancement of expenses of directors, officers, employees, agents and fiduciaries included in any statute, bylaw, agreement, general or specific action of the Board of Directors, vote of shareholders or other document or arrangement.
ARTICLE VIII
No director of the Corporation shall be personally liable to the Corporation or its shareholders for monetary damages for conduct as a director; provided that this Article shall not eliminate the liability of a director for any act or omission for which such elimination of liability is not permitted under the Oregon Business Corporation Act.  No amendment to the Oregon Business Corporation Act that further limits the acts or omissions for which elimination of liability is permitted shall affect the liability of a director for any act or omission which occurs prior to the effective date of the amendment.
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